Exhibit 10.1

[Cautionary Note: This Agreement has been translated into English from the original Chinese language version.]

OPERATION AND MANAGEMENT RIGHT AGREEMENT

Party A: Sale and Marketing Publishing House

Add.: Suite A, 14/F Guanghui International Trade Center, No.15 Jingsan Rd, Zhengzhou, PRC

Party B: Shenzhen Media Investment Co., Ltd.

Add.: 5D, Building C, Jinxiu Garden, overseas Chinese town, Nanshan District, Shenzhen, PRC

Party A is a large-scale publishing house approved by the General Administration of Press and Publication and Henan Provincial Government.

Party B is a management company which is specialized in cultural media related business, such as newspapers and magazines publication, etc..

Under the background of China’s entry into WTO, in order to survive in the intensive competition, stabilize the management team, strengthen employees’ sense of responsibility, bring in employees’ collective wisdom and enthusiasm, fully utilize the social resource and capital, expand the firm’s capital and business scale, Party A decided to contract all of its business, operation and management right to Party B. This issue has been recorded under the file No. [2003]2 and approved by the Federation of Henan Light Industry, the Office of Henan Light Industry Administration, the General Administration of Press and Publication and Ministry of Foreign Trade and Economic Cooperation.

Party A decided to contract all of its business, operation and management rights to Party B. Based on mutual agreement between both parties, Party A and Party B reached an agreement of Operation and Management Right as follows:

A.	Party A contracts all the business, operation and management rights to Party B. The term of this contract is ten years, from November 1, 2003 through October. 31, 2013.

B.
Guarantee clause. In order to prevent any loss of the state-owned assets, Party B agrees to pay a lump sum deposit of RMB 10,109,300 ( equal to RMB 1,010,930 per year x 10 years) to obtain the business, operation and management rights of Party A (according to No.007 (2003) assessment report of Henan Shi Ji Lian He accountants’ office). In addition, Party B promises that for the continuous three years from the commencement of the agreement, the realized annual income of Party A (including the sum of RMB 1,010,930 per year and the bonus dividend from Party B) would not be lower than the after-tax profit of Party A in the year end 2003 (the “basic level”) (based on the FY2003 accounting statement of Party A). In the case that the realized income of Party A is lower than the basic level, Party A will have a priority in collecting the shortage before Party B to pay any dividend to the shareholders, until restoring the realized income of Party A to the basic level. In the case that the realized income of Party A is higher than the basic level, Party A receives dividend from Party B according to the proportion of its shareholding. Upon the contract expiration in ten years time, the lump-sum deposit that mention above is owned by Party A.

C.	The operation and management rights granted to Party B by Party A include:

1.	Rights to publish, including publishing and printing affairs of all publications, and all other related operations owned by Party A.

2.	Advertising right, including exclusive right of advertising business of all the publications owned by Party A;

3.	Right to use intangible assets, such as brand, trade mark, etc.(the ownership of the intangible assets belongs to Party A);

4.	Right of strategic decision-making and contracting with external parties in aspects of investment, joint venture, cooperation and contracting.

5.	The right of financial management and the operation of Party A;

6.	Right to obtain benefit: Party B bears all of the operating costs relating to the operation of Party A and is entitled to all revenues generated from the operation of Party A.

D.	Terms of payment

Within 15 days after this agreement is signed, Party B remits the lump-sum payment of RMB 10,109,300 to Party A’s account.

E.	The management and personnel arrangements of the Operation and Management Right:

1.
After Party A grants to Party B with operation and management rights pursuant to this agreement, Party B has the obligation to pay the staffs of Party A with the same level of salary and welfares for three years.

2.
Party B carries on the operation and management of Party A according to the modern management system. Party B hires the general manager and the chief financial officer, who shall be in charge of the operation and management of Party A pursuant to this agreement.

3.	The responsibilities and duties of the chairman, general manager and the chief financial officer should be defined by the board of directors of Party B.

F.
The allocation of assets and profits

Party A has the ownership of its assets (including the intangible assets). Party B could use the existing offices, buildings, equipment and vehicles of Party A by paying compensation to Party A. Party A charges the usage based on the depreciation of the assets. Both parities shall sign additional agreements regarding the usage of fixed assets.

G.	Insurance clause. Party B has the obligation to continue purchasing social insurance for the staff of Party B according to the state regulations and laws during the operation and management period.

H.	Upon the expiration of this agreement, Party B has the right of first refusal to renew the agreement.

I.	Treatment of Credit/Debt:

Party A shall be responsible for the social insurance and welfare that Party A should have purchased for its staff before the commencement of the agreement but failed to do so. Party A should solely take all financial and legal liabilities caused/related to debts generated before the commencement of this agreement.

J.	Default:

1.
Once the agreement is signed and comes into force, the operation and management right granted to Party B is sole, exclusive and non-transferable. If Party B’s failure to fulfill the obligations under this agreement is caused by Party A, it will be considered as a breach of contract by Party A. If a suspension of publication is caused by the state’s publication policy, Party A does not bear the liability for breaching the contract, but should return Party B's corresponding remaining deposits (calculated on RMB 1,010,930 per year basis).

2.
During the term of the agreement, Party B should take best effort to prevent damages of intangible assets of Party A such as the brand and trademark etc. If, during the term of the agreement, Party B terminates the agreement without a reasonable cause or transfers its operation and management rights under this agreement without Party A’s consent to a third party, or does not meet the minimum income requirements of Party A for the continuous three years, Party B will be liable for breaching of the contract.

The violation of the above-mentioned clauses by either Party A or Party B should be considered as breach of contract. Either party shall be liable for its breach and compensate all actual losses incurred to the other party. In addition, the breaching party shall pay to the other party a penalty, which shall be equivalent to 50% of the registered capital of Party B. If Party A is the breaching party, it shall return to Party B corresponding deposit for the residual terms of the agreement (calculated as RMB 1,010,930 per year). If Party B is the breaching party, Party A does not need to return the corresponding deposits to Party B.

K.
Settlement of Disputes. All disputes between the Parties arising out of or in connection with this agreement shall be settled between the Parties by discussion and mutual accord. If a mutual accord cannot be reached between the Parties, either party may submit the dispute to Shenzhen Arbitral Committee for arbitration.

L.
This agreement will come into force as soon as it is duly signed, sealed by both parties and ratified by the concerned governmental authorities. This agreement shall be executed in five (5) copies. Each party holds two (2) copies, and the Office of Henan Light Industry Administration keeps one (1) copy for records.

Party A: Sale and Marketing Publishing House
/s/ Yingsheng Li
(Corporate Seal)
October 23, 2003

Party B: Shenzhen Media Investment Co., Ltd.
/s/ Xuping Li
(Corporate Seal)
October 23, 2003